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                                   ENDORSEMENT


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ANNUITY LOAN PROVISIONS
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LOAN ENDORSEMENT

     This endorsement is attached to and made part of your Contract as of its Issue Date or, if later, the date shown below. Notwithstanding any other provision of the Contract to the contrary, the following provisions shall apply.

GENERAL PROVISIONS

     Prior to the Annuity Start Date, the Company shall lend an amount applied for to the Owner subject to the limitations, interest rates, and repayment procedures set forth herein and in the loan agreement between the Owner and the Company. Any loan applied for must be for a minimum of $1,000. Only two loans shall be permitted per Contract Year. All loans must be repaid as specified herein before the Annuity Start Date. Except for loans that qualify under the Code for a longer repayment period, as determined by the Company, all loans must be repaid within five years of approval. All loan repayments must be scheduled to be paid in equal amounts on the same day of each month or quarter. For monthly repayments the first scheduled repayment may not be later than 30 days after the date of approval of the loan application by the Company. For quarterly repayments the first scheduled repayment may not be later than 90 days after the date of approval of the loan application by the Company. Before a loan is permitted a written application and loan agreement on a form acceptable to the Company must be Received by the Company. The Company may postpone final approval or disapproval of a loan for up to six months after the application for a loan is received.

TAX CONSEQUENCES

     The  Company  makes  no   representations  or  guarantees  as  to  the  tax
     consequences of a loan to the Owner. The Owner should consult his or her tax counsel for specific advice.

MAXIMUM LOAN AMOUNT

     The maximum loan amount for all contracts combined, is generally equal to the lesser of: (1) $50,000 reduced by the excess of: (a) the highest outstanding loan balance within the preceding 12-month period ending on the day before the date the loan is made; over (b) the outstanding loan balance on the date the loan is made; or (2) 50% of your Contract Value or $10,000, whichever is greater. However, you may not borrow an amount which exceeds your Contract Value less the amount needed as security as described below. If you have loans outstanding pursuant to other qualified plans, the amount you may borrow may be further restricted under the Code.

LOAN ACCOUNT, AND INTEREST EARNED ON LOAN ACCOUNT

     When your loan is approved, the Company will transfer to an account within the Fixed Account, referred to as the Loan Account, an amount equal to the loan amount. Amounts allocated to the Loan Account earn the Guaranteed Rate specified in the Contract. In addition, 10% of the loaned amount will be held in the Fixed Account as security for the loan. Amounts acting as security will earn the Current Rate.

LOAN INTEREST RATE

     The Owner must pay interest on the outstanding loan balance. Interest shall accrue on the loan balance from the effective date of any loan. The loan interest rate shall be the Guaranteed Rate plus 2.5%

V 6850 (10-97)                                          NON-ERISA      SP 685021
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ANNUITY LOAN PROVISIONS (CONTINUED)
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LOAN PAYMENTS

     Each loan payment must be labeled as such. If not labeled as a loan payment, amounts received by the Company will be treated as Purchase Payments. Each loan payment will reduce the Loan Account by the amount the payment reduces the outstanding loan balance. The amount held as security will also be reduced by each loan payment so that the security is again equal to 10% of the outstanding loan balance immediately after the loan payment is made. Amounts which are no longer needed in the Loan Account will be transferred to the Fixed Account and/or the Subaccounts in accordance with current allocation instructions for purchase payments.
     However, amounts which are no longer needed as security will NOT automatically be allocated in accordance with purchase payment instructions. The loan may be repaid in full at any time, in which event, the Loan Account and the amount held as security shall be reduced to $0.

FAILURE TO MAKE PAYMENTS

     If any required loan payment is not paid, within 30 days of the due date for loans with a monthly repayment schedule or within 90 days of the due date for loans with a quarterly repayment schedule, the TOTAL OUTSTANDING LOAN BALANCE will be deemed to be in default. The entire loan balance, with any accrued interest, will be reported to the Internal Revenue Service ("IRS") on Form 1099-R for the year the default occurred. Once a loan has gone into default, regularly scheduled payments will not be accepted. However, the principal plus accrued interest may be paid in full at any time. Notwithstanding any other provision of the Contract or this endorsement to the contrary, no new loans will be allowed when there is a loan in default.

     Interest will continue to accrue on a loan in default. You may pay accrued interest each year when notified by SBL. If such interest is not paid by December 31st of each year, it will be added to the outstanding balance of the loan and will be reported to the IRS on Form 1099-R. Contract Value equal to the amount of the accrued interest will be transferred to the Loan Account. Contract Value held in the Fixed Account as security for the loan will also be increased so that the security is again equal to 10% of the outstanding loan. If a loan continues to be in default when you attain age 59 1/2, the total outstanding balance will be deducted from your Contract Value. The contract will be automatically terminated if the outstanding loan balance on a loan in default equals or exceeds the amount for which the Contract may be surrendered. The proceeds from the Contract will be used to repay the debt and any applicable surrender or withdrawal charges.

WITHDRAWAL VALUE AND DEATH BENEFIT

     If the Contract is surrendered, or if a death benefit becomes payable, the amount otherwise receivable will be reduced by the amount of the outstanding loan, plus any accrued interest. In addition, no partial withdrawal request will be processed which would result in the withdrawal of Contract Value from the Loan Account.


                                         SECURITY BENEFIT LIFE INSURANCE COMPANY

                                         ROGER K. VIOLA

                                         Secretary

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Endorsement Effective Date
(If Other Than Issue Date)

                                                        NON-ERISA      SP 685021